Exhibit 99.2

Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services, net	$480,513	$454,572	$911,496	$860,550
Management fee revenue - administrative services, net	14,195	13,299	28,146	26,373
Administrative services reimbursement revenue	146,095	146,507	288,575	292,470
Service agreement revenue	6,907	7,080	13,599	14,225
Total operating revenue	647,710	621,458	1,241,816	1,193,618

Operating expenses
Cost of operations - policy issuance and renewal services	405,005	379,628	770,509	728,258
Cost of operations - administrative services	146,095	146,507	288,575	292,470
Total operating expenses	551,100	526,135	1,059,084	1,020,728
Operating income	96,610	95,323	182,732	172,890

Investment income
Net investment income	8,030	7,104	16,547	13,924
Net realized investment gains (losses)	1,302	(32)	3,805	(497)
Net impairment losses recognized in earnings	(84)	(646)	(162)	(646)
Equity in earnings (losses) of limited partnerships	404	(219)	(743)	(411)
Total investment income	9,652	6,207	19,447	12,370

Interest expense, net	272	602	721	1,155
Other income	48	58	95	102
Income before income taxes	106,038	100,986	201,553	184,207
Income tax expense	18,284	21,280	38,488	38,743
Net income	$87,754	$79,706	$163,065	$145,464

Net income per share
Class A common stock – basic	$1.88	$1.71	$3.50	$3.12
Class A common stock – diluted	$1.68	$1.52	$3.12	$2.78
Class B common stock – basic	$283	$257	$525	$469
Class B common stock – diluted	$283	$257	$525	$468

Weighted average shares outstanding – Basic
Class A common stock	46,188,994	46,188,705	46,188,668	46,188,309
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,314,700	52,312,849	52,313,371	52,311,741
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$0.90	$0.84	$1.80	$1.68
Class B common stock	$135.00	$126.00	$270.00	$252.00

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$338,262	$266,417
Available-for-sale securities	61,210	402,339
Receivables from Erie Insurance Exchange and affiliates	483,319	449,873
Prepaid expenses and other current assets	42,300	36,892
Federal income taxes recoverable	7,791	8,162
Accrued investment income	4,365	5,263
Total current assets	937,247	1,168,946

Available-for-sale securities	627,898	346,184
Equity securities	12,445	11,853
Limited partnership investments	30,344	34,821
Fixed assets, net	173,055	130,832
Deferred income taxes, net	19,090	24,101
Other assets	89,568	61,590
Total assets	$1,889,647	$1,778,327

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$267,403	$241,573
Agent bonuses	51,357	103,462
Accounts payable and accrued liabilities	124,794	111,291
Dividends payable	41,913	41,910
Contract liability	35,374	33,854
Deferred executive compensation	12,605	13,107
Current portion of long-term borrowings	1,914	1,870
Total current liabilities	535,360	547,067

Defined benefit pension plans	129,674	116,866
Long-term borrowings	96,860	97,860
Contract liability	18,339	17,873
Deferred executive compensation	13,199	13,075
Other long-term liabilities	32,761	11,914
Total liabilities	826,193	804,655

Shareholders’ equity	1,063,454	973,672
Total liabilities and shareholders’ equity	$1,889,647	$1,778,327

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